As filed with the Securities and Exchange Commission on June 20, 2024

Registration No. 333-252269

Registration No. 333-255441

Registration No. 333-261226

Registration No. 333-261745

Registration No. 333-265899

Registration No. 333-267522

Registration No. 333-271380

Registration No. 333-278957

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-1 on Form S-3 Registration Statement No. 333-252269

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-255441

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-261226

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-261745

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-265899

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-267522

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-271380

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-278957

UNDER

THE SECURITIES ACT OF 1933

TRANSPHORM, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-1858829
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

75 Castilian Drive

Goleta, CA 93117

(805) 456-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Primit Parikh

President and Chief Executive Officer

Transphorm, Inc.

75 Castilian Drive

Goleta, California 93117

(805) 456-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Erika Muhl

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements (collectively, the “Registration Statements”), previously filed with the Securities and Exchange Commission (the “Commission”) by Transphorm, Inc. (the “Company”):

•

Registration Statement on Form S-1 (File No. 333-252269), filed with the Commission on January  20, 2021, which was later converted into a Registration Statement on Form S-3 on March 16, 2021, pertaining to the registration for resale of 33,707,439 shares of the Company’s common stock;

•	Registration Statement on Form S-3 (File No. 333-255441), filed with the Commission on April 22, 2021, pertaining to the registration for resale of 250,000 shares of the Company’s common stock;

•	Registration Statement on Form S-3 (File No. 333-261226), filed with the Commission on November 19, 2021, pertaining to the registration for resale of 9,184,001 shares of the Company’s common stock;

•	Registration Statement on Form S-3 (No. 333-261745), filed with the Commission on December 17, 2021, pertaining to the registration for resale of 2,021,801 shares of the Company’s common stock;

•	Registration Statement on Form S-3 (No. 333-265899), filed with the Commission on June 29, 2022, pertaining to the registration for resale of 3,866,667 shares of the Company’s common stock;

•

Registration Statement on Form S-3 (No. 333-267522, filed with the Commission on September 20, 2022, pertaining to the registration of any combination of the securities described therein (including shares of common stock, shares of preferred stock, debt securities, depositary shares, warrants, subscription rights, purchase contracts, and units) in one or more offerings up to an aggregate initial offering price of $100,000,000;

•	Registration Statement on Form S-3 (No. 333-271380), filed with the Commission on April 21, 2023, pertaining to the registration for resale of 3,019,811 shares of the Company’s common stock; and

•	Registration Statement on Form S-3 (No. 333-278957), filed with the Commission on April 26, 2024, pertaining to the registration for resale of 1,069,272 shares of the Company’s common stock.

On June 20, 2024, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 10, 2024, by and among Renesas Electronics America Inc., a California corporation (“Parent”), Travis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Renesas Electronics Corporation, a Japanese corporation (solely for the purposes set forth in Section 9.17 of the Merger Agreement), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offering, hereby removes from registration any and all securities registered under the Registration Statements that remain unsold or otherwise unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on June 20, 2024.

TRANSPHORM, INC.

By:	/s/ Primit Parikh
Name:	Primit Parikh
Title:	President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.